 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-203595 and 333-213654) of Stellar Biotechnologies, Inc. of our report dated December 14, 2016, relating to the consolidated financial statements of Stellar Biotechnologies, Inc., which report appears in this Annual Report on Form 10-K for the year ended September 30, 2016.

/s/ Moss Adams LLP

Los Angeles, California

December 14, 2016